                                  EXHIBIT 2.2

                             CERTIFICATE OF MERGER
                                    MERGING
                              SR ACQUISITION CORP.
                                 WITH AND INTO
                               TYLINK CORPORATION
                     PURSUANT TO SECTION 251 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    TyLink Corporation, a Delaware corporation ("TyLink"), and SR Acquisition Corp., a Delaware corporation ("Sub"), do hereby certify as follows:

    FIRST: That the names and states of incorporation of the constituent corporations are as follows:

        SR Acquisition Corp., a Delaware corporation, and

        TyLink Corporation, a Delaware corporation.

    SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated June 27, 1996 by and among TyLink, Sub and Sync Research, Inc., a Delaware corporation, setting forth the terms and conditions of the merger of Sub with and into TyLink (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

    THREE: That the name of the Surviving Corporation (the "Surviving Corporation") shall be TyLink Corporation.

    FOURTH: That pursuant to the Reorganization Agreement, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation, as amended in the form set forth on Exhibit A attached hereto.

    FIFTH: That the executed Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at 10 Commerce Way, Norton, Massachusetts, 02766.

    SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation.

    SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

    IN WITNESS WHEREOF, each of Sub and TyLink has caused this Certificate of Merger to be executed in its corporate name on the 22nd day of August, 1996.

                                               TYLINK CORPORATION,
                                               a Delaware corporation

                                               By: /s/ ROBERT DEGAN
                                               ----------------------------------------
                                               Name: Robert Degan
                                                  Title: President and Chief Executive
                                                  Officer
ATTEST:

By: /s/ CHRISTINE WILSON
- ----------------------------------------
   Name: Christine Wilson
   Title: Assistant Secretary

                                               SR ACQUISITION CORP.

                                               By: /s/ ROGER A. DORF
                                               ----------------------------------------
                                               Name: Roger A. Dorf
                                                  Title: President and Chief Executive
                                                  Officer
ATTEST:

By: /s/ RONALD J. SCIOSCIA
- ----------------------------------------
   Name: Ronald J. Scioscia
   Title: Secretary

                                   EXHIBIT A
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                             OF TYLINK CORPORATION

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               TYLINK CORPORATION

                                   ARTICLE I

    The name of the corporation is TyLink Corporation (the "Corporation").

                                   ARTICLE II

    The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

    The aggregate number of shares which this Corporation shall have authority to issue is One Thousand shares of capital stock, all of which shall be designated "Common Stock" and which shall have a par value of $0.001 per share.

                                   ARTICLE V

    The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                   ARTICLE VI

    Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

    (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

    (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

    (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

    The Corporation is to have perpetual existence.

                                   ARTICLE IX

    The number of directors that will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   ARTICLE X

    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.